UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

XM SATELLITE RADIO HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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XM Satellite Radio Holdings Inc.’s website regarding its merger with Sirius Satellite Radio Inc., which is available at www.XMmerger.com and has information about the proposed merger, has been updated. The updates include the information being filed herewith.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving XM and SIRIUS. In connection with the proposed transaction, SIRIUS filed with the SEC an amended Registration Statement on Form S-4 (Registration No. 333-144845) containing a Joint Proxy Statement/Prospectus and XM and SIRIUS plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of XM and SIRIUS. INVESTORS AND SECURITY HOLDERS OF XM AND SIRIUS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by XM and SIRIUS through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed

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with the SEC can also be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE, Washington, DC 20002, Attention: Investor Relations.

XM, SIRIUS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007, and information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

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In addition, the “In The News” page of the updated internet website also contains links to the following third-party news articles, editorials, op-eds and blog entries:

Get It On, XM and Sirius

The Motley Fool

Rick Aristotle Munarriz

September 13, 2007

Another day, another believer. Cowen & Co. analyst Tom Watts became the latest industry-watcher to wax optimistic on the chances of Sirius (Nasdaq: SIRI) and XM (Nasdaq: XMSR) clearing regulatory hurdles to get hitched. Watts predicts that the deal could be approved by as early as next month.

Yes, it’s been a brutal engagement. You have to go back seven months, four congressional hearings, and a lot of lobbyist volleying to recall the original merger announcement back in February.

It seemed so unlikely to succeed at the time. However, Sirius and XM have said all the right things and made generous a la carte pricing concessions, and every new believer leaves the National Association of Broadcasters (NAB), which opposes the deal, preaching to an emptier choir.

The NAB is capable of making a sound argument against the deal. This is no slam-dunk. That should be obvious, considering that we’re still talking about an incomplete deal that was announced this past winter.

However, the NAB seems a little more desperate lately, and that’s not very becoming. It hung up a banner at its corporate headquarters earlier this year. The banner featured a simple math equation, with “XM + Sirius” as the numerator, “Monopoly” as the denominator, and the tagline, “You do the math.”

Defending its terrestrial life

The NAB is obviously threatened. As the mouthpiece for its terrestrial-radio constituency, it realizes that a lot of money — potentially in the billions — can be realized in deal synergies if XM and Sirius are allowed to combine. That’s why it’s comical to see the NAB take XM and Sirius to task as a potential monopoly, when the combination is actually threatening the livelihood of the free AM and FM radio stations the association watches over.

When the NAB attacks the combination as bad for consumers, how can it be taken seriously? If prices inch higher and diversity thins out — as the NAB has contested in the past — wouldn’t that be a blessing to conventional stations, which are seeing their more avid listeners flock to XM and Sirius? How can it pretend to be neutral, when it actually fears the opposite of what it’s publicly proclaiming? You don’t pay for lobbyists if you’re impartial. There are no war banners with mathematical taunts hanging in Switzerland.

“A merged entity could raise fees, limit programming choices and be harmful to consumers,” reads the tagline at the NAB’s anti-merger website. It even features a dumbed-down version of its original banner as a website masthead, reading “XM + Sirius = Monopoly,” for those who couldn’t grasp the concept the first time around.

Again, how serious are those allegations? XM and Sirius have already agreed to offer a wider selection of lower-priced plans, some as low as $6.99 a month. While the NAB is using addition and division as promotional fodder, XM and Sirius are coming through with consumer-friendly subtraction.

So why isn’t the NAB more up-front about how things would play out if the deal passes? Well, because if it publicly concedes that a little financial fortitude may find XM and Sirius passing on some of those savings to the consumer — making it an even more formidable opponent to terrestrial players — the deal would pass in a heartbeat.

You can’t blame terrestrial radio for the hand it’s been dealt. As the saying goes, it’s just a pity that it’s playing it so badly.

After the “Just Married” limo drives off

So what will happen when — okay, if — the satellite radio vows are ultimately exchanged? I wouldn’t want to be short the combined company, that’s for sure. Free cash flow will take a dramatic turn for the better once XM and Sirius can trim away at redundancies, spend more time marketing the service instead of smearing one another, and make a combined push at the retail level, where they have been lagging.

XM and Sirius are still strong sells at the new-car showroom, but they’re not exactly Midas at the local Best Buy (NYSE: BBY) or Circuit City (NYSE: CC). That will take innovation. Now that the companies have Apple’s (Nasdaq: AAPL) iPhone to contend with, they need to come out with the killer hardware solution that can be a satellite receiver as well as an MP3 player, Web surfer, and cell phone. That’s essentially what the iPhone is. Anything less, and the company might as well just stay at the car lot, where it’s an easier sell as a factory-installed option.

If the new company wants to matter, it will have to trump the iPhone, even if that means hooking up with Garmin (Nasdaq: GRMN) for GPS functionality or Logitech (Nasdaq: LOGI) for webcam functionality.

In short, investors don’t need to let out a sigh of relief if the deal is finally approved. That’s when the heavy lifting — and the potential multiplication — starts.

Other things to read before the wedding invitation arrives:

The Satellite Radio Wedding Album

Plan B for XM and Sirius?

Satellite Radio Hands Out Appetizers

Sirius And XM Publish Consumer Study

Amy Gilroy

TWICE

9/10/2007

New York — Sirius and XM published results from a survey that found more than 70 percent of consumers say a la carte satellite radio packages would be good for consumers.

In a telephone survey of 800 voters conducted by Sirius and XM in August, 77 percent responded that the $6.99 priced “a la carte” offering, would be good for consumers. Similarly, 72 percent gave the same approval with regard to a $14.99 a la carte offering; 70 percent with regard to a “best of both” service package at $16.99 per month; and 62 percent regarding separate music and news packages, each at $9.99.

Overall, 57 percent of voters agreed that the new programming plans show the merger is in the public interest and 28 percent disagreed.

The Satellite Radio Wedding Album

The Motley Fool

Rick Aristotle Munarriz

September 10, 2007

They’re picking curtains, not coffin drapes. They’re looking at honeymoon brochures instead of divorce papers. The courtship between Sirius (Nasdaq: SIRI) and XM (Nasdaq: XMSR) has been a long and bumpy one, but straight paths to the altar are rare when the vows involve clearing regulatory hurdles.

It’s been nearly seven months since XM and Sirius announced plans to merge. It seemed like a preposterous proposal at first. Satellite radio is a duopoly aspiring to become a monopoly. The precedents weren’t kind. When the two satellite TV providers tried to get hitched five years ago, they were shot down by the FCC.

However, things are different this time. Even graying regulators are beginning to see that the marketplace is evolving with every passing digital audio introduction. After all, you can’t be a monopoly when you’re competing against a growing list of ear magnets. You can’t be accused of hurting consumers when both companies have spelled out lower-priced plans that will be available within a year of the “I do” swaps.

Most importantly, even Mr. Market appears to be rushing out to get fitted for a tux for the eventual soiree.

A tale of two stock charts

Wall Street has ignored XM and Sirius since their initial premarital bliss. Despite healthy subscriber growth at both companies, each stock is trading for less than it did the day before the merger was announced.

Optimism is making a welcome return, though. Last week may have been a loser for equities in general, but XM and Sirius made the most of the abridged trading week. XM’s stock closed 8.3% higher, while Sirius was privy to a 6.4% gain.

Why the sudden thaw? Former FCC commissioner Mark Fowler threw his support behind the deal with a letter printed in the New York Sun on Wednesday. He singled out emerging technologies like HD Radio, Internet radio, Apple’s (Nasdaq: AAPL) iPod, and mobile phones as playing-field levelers.

He’s right. I’ve been saying that for months. Unfortunately, the key word there is “former” FCC commissioner. Current regulators have their ears full these days, and not just with a set of high-end earbuds.

Battle of the bands at AM and FM

Terrestrial radio doesn’t want XM and Sirius to merge. Old-school players see a combined satellite-radio competitor as a bigger programming threat and less of a fiscal bleeder. They’re making sure that their dissent is voiced, although they’re obviously not the only ones lobbying. XM and Sirius spent a combined $810,000 through the first six months of the year to lobby for the deal’s approval.

The National Association of Broadcasters (NAB) doesn’t have a firm footing, though. In throwing its support against the merger back in February, it argued that a merger “will impose higher prices, less diversity, and equipment costs on subscribers.” Two months later, it took out an ad in a couple of industry trade periodicals that essentially said the same thing.

XM and Sirius have shot down those fears. In a cynic-popping move, the satellite radio upstarts committed to lower-priced tiers — as low as $6.99 a month — while assuring existing subscribers that their existing receivers and content expectations would not change.

It wasn’t a genuine shot to begin with by the terrestrial radio-backed NAB. In theory, AM and FM broadcasters would be cheering for higher prices, less diversity, and additional hardware outlays. Those moves would send many of the roughly 15 million satellite radio subscribers back to listening to commercial radio.

It’s no surprise to see that the NAB isn’t exactly elated by having its concerns addressed. It has simply moved on to the original argument — that a merger would violate the language that created the duopoly in the first place.

The printer needs a date for the invitations

The antimerger sentiment is weakening, but the nuptials aren’t simply a ceremony away. RBC Capital analyst David Bank issued a note last week, suggesting that the deal now has a better-than-50% chance of approval within the next month or two. It sent the shares rallying, although “greater than 50%” is still a far cry from 100%.

Combine that with last month’s approval of Whole Foods Market (Nasdaq: WFMI) snapping up its largest competitor, and the regulator blessing appears to make sense. Comparing Whole Foods to XM-Sirius may be like pitting apples against oranges, but it’s a show of faith that the Department of Justice is a little open-minded in what it interprets as sector-suppressing moves.

Clearly XM and Sirius aren’t the only premium radio providers these days. Have you seen a wireless-provider ad that didn’t pitch its digital music offerings? Music subscription services like Napster (Nasdaq: NAPS) and RealNetworks’ (Nasdaq: RNWK) Rhapsody continue to grow in popularity, even as Apple concocts new ways to make sure it stays your top choice for digital music consumption.

“Note to the FTC: Get out more” reads a scathing Chicago Tribune editorial last week. The regulatory forces holding up this merger certainly appear to be doing just that. The fact that this deal has been in limbo since February without being shot down — giving XM and Sirius more time to let logic, time, and convergence speak louder than their own words — is reason alone to come dressed for its approval.

What will you wear to the wedding?

Other things to read before the invitation arrives:

Until Mel Do We Part

Plan B for XM and Sirius

Fool Video: The Future of XM and Sirius

Anti Merger Camp Stacks Deck

SIRIUS Buzz

September 14, 2007

The form letter frenzy of anti-merger comments to the FCC is happening again. In an organized campaign, identical form letters expressing anti-merger sentiment are arriving at the FCC. Though the official comment period has long been closed, comments continue to arrive at the FCC and get published.

To date, this identical form letter has been used well over 2,000 times and has been filed in bulk with the FCC. Strikingly, this means that nearly 60% of the anti-merger comments filed with the FCC have been this exact form letter, and ALL of these letters have arrived after the official comment period had ended.

Prior to these bulk comments, 75% of the filings to the FCC had been positive towards the merger. These form letter filings have tilted the scales, and now the percentage of positive comments stands at 57%. This represents an 18 point swing as a result of this campaign.

While the comment period is officially over, consumer comments are still being accepted and published by the FCC. In my opinion, a true heartfelt comment from a consumer carries much more weight than bulk form letters. If you would like to send your comments in, you can do so easily by visiting siriusmerger.com or xmmerger.com. Both sites make submitting a comment easy, and best of all you can express your opinion in your own words.

Position - Long Sirius, Long XM